EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Second Quarter Loss of $(508,000)
on Second Quarter Net Sales of $5,396,000

MINNEAPOLIS – July 20, 2005 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $5,396,000 for the second quarter ended June 30, 2005, an increase of 6.4%, compared to net sales of $5,072,000 for the second quarter of 2004. The net loss for the second quarter of 2005 was $(508,000) or $(0.03) per share, compared to $(2,144,000), or $(0.17) per share, for the second quarter of 2004. Insignia Point-of-Purchase Services®(POPS) revenues for the second quarter were $4,641,000, an increase of 14.5%, compared to second quarter 2004 POPS revenues of $4,054,000.

For the six months ended June 30, 2005, net sales were $10,368,000, an increase of 6.0%, compared to net sales of $9,778,000 for the first half of 2004. The net loss for the first half of 2005 was $(1,565,000) or $(0.10) per share, compared to $(3,601,000), or $(0.29) per share for the same period of 2004. Insignia POPS revenues for the first six months of 2005 were $8,778,000, an increase of 13.8%, compared to the first six months of 2004 POPS revenues of $7,713,000.

CEO Scott Drill commented, “We continue to be encouraged that for the third quarter in a row we have achieved a favorable year-to-year quarterly comparison. We are optimistic this trend will continue in that we have POPS customer orders for approximately $4,380,000 for the current quarter with six weeks of selling time left. POPS revenue in the third quarter of 2004 was $4,524,000.”

Drill went on to state, “Our cash position at quarter end was $2,770,000, a decrease of $287,000 versus $3,057,000 at the end of the first quarter. We expect cash to be at slightly over $2,000,000 at the end of the third quarter. Legal expense in the second quarter was $270,000. Discovery continues to be on hold in both New York and Minnesota pending rulings by the judges on key motions in both cases.”

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Insignia  Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

July 20, 2005	Insignia Systems, Inc. Reports Second Quarter Loss	Page 2

Conference Call
The Company will host a conference call today, July 20, at 4:00 p.m. Central Time. To access the live call, dial 800-930-1344. The conference code is 1986544. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through July 29, 2005. To access the replay, dial 888-203-1112 and reference the passcode 1986544.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2004 and SEC Form 10-Q for the quarter ended March 31, 2005. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia  Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

July 20, 2005	Insignia Systems, Inc. Reports Second Quarter Loss	Page 3

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales	$5,396,000	$5,072,000	$10,368,000	$9,778,000
Cost of Sales	3,288,000	3,190,000	6,528,000	6,536,000
Gross Profit	2,108,000	1,882,000	3,840,000	3,242,000
Operating Expenses:
Selling	1,438,000	1,501,000	2,878,000	3,013,000
Marketing	332,000	272,000	665,000	540,000
General & administrative	842,000	1,262,000	1,859,000	2,313,000
Impairment of goodwill	—	960,000	—	960,000

Operating Loss	(504,000)	(2,113,000)	(1,562,000)	(3,584,000)
Other Income (Expense)	(4,000)	(31,000)	(3,000)	(17,000)

Net Loss	$(508,000)	$(2,144,000)	$(1,565,000)	$(3,601,000)

Net Loss Per Share
Basic and diluted	$(0.03)	$(0.17)	$(0.10)	$(0.29)

Shares used in calculation of
net loss per share:
Basic and diluted	15,002,000	12,476,000	15,002,000	12,474,000

SELECTED BALANCE SHEET DATA

	June 30, 2005	December 31, 2004
Cash and cash equivalents	$2,770,000	$6,156,000
Working capital	3,343,000	4,813,000
Total assets	7,780,000	9,921,000
Total liabilities	3,960,000	4,588,000
Shareholders' equity	3,820,000	5,333,000

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Insignia  Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com